Clearvision, Inc. Public Relations
1875 Century Park East, Suite 1000, 10th Floor, Los Angeles, CA 90067 T: 310.286.9400 F: 310.286.9410

This Agreement is entered into on the 1st day of February, 2005 by and between Clearvision Inc. ("TVA"), a California corporation, with its offices at 1875 Century Park East 10th Floor, Suite 10000, Los Angeles, California 90067, and **Power Technology Inc.**, hereafter referred to as "Client" with its principal offices at: 1770 St. James Place, Suite 115, Houston, TX 77056

Client Contact: Bernard J. Walter
Client Title: President/Chairman
Client Phone: (713) 621-4310
Client Fax: (713) 586-6678

CVI President: Joe Davis
CVI Phone: (310) 286-9400
CVI Fax: (310) 286-9410
TVA Executive Producer: Jeffery Goddard
TVA Tel: (818) 505-8300 CVI Tel: (310) 284-9600
TVA Fax: (818) 505-8370 CVI Fax: (310) 284-9810

Whereas, TVA is a full-service media production and placement company which provides performance-based media booking services, national and local TV / Radio / Airline programming, and broadcast/print-ready News Features for distribution to over 20,000 TV, radio and print media outlets;

WHEREAS, CVI provides strategic planning, PR and marketing consulting services to publicly traded companies;

Whereas, CLIENT wishes to receive a **MediaBlitz!®** campaign package;

Definitions:

- **TV News Spotlight:** A 2-8 minute segment featured on 1/2 hr. TV newsmagazines airing nationwide.
- **VNR**: a broadcast-quality 90-second narrated Video News Release, followed by up to 13 minutes of B-Roll and Sound Bites, distributed via Satellite and Beta Broadcast Masters for inclusion on national and local news programs and talk shows.
- **Newspaper Feature:** 1-3 column news article with photo and contact info distributed to over 10,000 newspapers (mainly major market dailies and weeklies), reaching over 20 million readers (est.).
- **RNR:** 60 second Radio News Release professionally recorded and distributed in script form and on CD to 6,600 radio stations for use on regular news and talk shows.

Whereas TVA and CVI have offered their services to the CLIENT, and the CLIENT has chosen to hire TVA and CVI to perform these services;

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to as follows:

BJW

1. PRODUCTION GUARANTEES

TVA and CVI will provide the following productions for CLIENT: 1/2 hr. Exclusive TV Special, TV News Spotlight, Video News Release (VNR), In-flight Video, Corporate Video *(up to 10-min)*, Tradeshow Loop Presentation, Internet Streaming Video, Newspaper Feature, and RNR. Productions include complete Scripting (two drafts and a polish per Feature) to CLIENT's approval; up to four days of Shooting - including locations approved by CLIENT and on a state-of-the-art sound stage and news set in Hollywood, CA; Emmy winning news anchors; accredited on-camera news reporter; Voice-over narration; unlimited Stock Footage from in-house library *(17 years worth of archived production footage)*; Complete Post Production / Editing with Graphics, Digital Editing; Production Insurance, TVA's local Location and Travel expenses and Per Diem, Director and Producer Fees; printing, postage and mailing, news clippings, and readership reports. Also includes all overhead and administrative expenses.

2. MEDIA PLACEMENT GUARANTEES

TVA and CVI represents, warrants and agrees that:

a) CLIENT's 1/2 hr. Exclusive TV Special, TV News Spotlight and/or VNR will air for at least six months on national and local cable, satellite and broadcast affiliates throughout the U.S. and Canada. Programs will air as regular (non-paid) programming and as sponsored (paid) programming.

b) TVA and CVI guarantees 1,500 total airings generated from a combination of cablecasts and broadcasts. Counted airings will take place between 6:30 am and 10:30 pm daily – with the majority expected to be aired in Top 50 markets during primetime hours (5:30 pm-10:30 pm). Each city counts as one airing. TVA and CVI guarantees a minimum of 300,000 broadcast audience impressions based on Nielsen Rating Systems and 90,000,000 cable households. Cable audience is estimated at 4,860,000 viewers based on 2% of cable subscriber base and 2.7 viewers per household.

c) TVA and CVI guarantees nationwide distribution on one or more national networks such as CNN, MSNBC, FOX News Channel, CNBC, Dish Network and AMC.

d) Client is guaranteed ~~18~~ 24 live-to-tape interviews on a leading national TV talk show during the six month term of this campaign. Each episode reaches 42 million television homes on over 900 cable TV systems in the U.S. , on NBC-TV in the Virgin Islands and Puerto Rico and 42 million TV homes in Western Europe. Client,s appearance on the TV show is highlighted in a weekly E-Mail Program Update, sent to 250,000 opt-in subscribers. Each episode is also broadcast worldwide on the Internet from a family of financial web sites. A National Press Release is issued with each appearance to more than 2200 media outlets, publicizing Client,s story and appearance on the Program. Client may choose to appear in person or the interview can be conducted via phone or Satellite, from virtually any TV studio in the world.

d) 20 Radio Talk Show Interviews (with expert coaching)

e) Spotlight is also guaranteed to air daily on at least one major Airline *(most likely United)* for at least one month as in-flight programming.

f) CLIENT is also guaranteed to receive a minimum of 200 Newspaper Feature placements;

g) 200 Radio News Release (RNR) placements.

h) Monthly updates of CLIENT's headlining events in major financial / business E-newsletter sent to over 650,000 opt-in subscribers including: 250,000+ financial services professionals, 50,000+ key corporate decision makers and 350,000+ investors.

CLIENT will receive usage reports with maps, bar charts, pie charts and circulation data plus physical clippings from newspapers and magazines—verifying the guaranteed number of placements and audience impressions. TV, Print and Radio elements are subject to editing by media outlets.

3. **PROMOTIONAL ELEMENTS**

a) CLIENT will receive One Hundred (100) fully packaged VHS or CD copies of the 1/2 hr. Special, Corporate Video or TV News Spotlight (CLIENT's choice) with the option to purchase more at guaranteed competitive prices. CLIENT is free to choose five additional TV airings instead of the copies.

b) CLIENT's complete Spotlight transcript, company logo, capsule description and links to CLIENT's site will be featured as a TOP STORY during the six month term of this campaign on one or more of TVA's news portals including: www.businessworldnews.com and www.businessworldnews.tv ; www.healthworldnews.tv ; www.entertainmentworldnews.tv.

c) CLIENT will receive Video Streaming of CLIENT's Spotlight from TVA's servers for at least six months.

4. **GRANT OF RIGHTS**

a) TVA and CVI hereby grants to CLIENT the complete, unconditional and exclusive worldwide ownership in perpetuity of the 1/2 hr. TV Special, Corporate Video, Tradeshow Loop Presentation, and Internet Streaming versions. CLIENT shall, accordingly, have the sole and exclusive right to copyright any such materials in its name, as the sole owner and author thereof (it being understood that for such purposes TVA and CVI shall be CLIENT's "employees for hire" as such term is defined in the United States Copyright Act). However, any re-editing / re-purposing of footage containing TV news anchors and reporters for commercial broadcast use (e.g. infomercial usage) will require their written approval. TVA and CVI grants to CLIENT the rights to: a) approve Scripts prior to Shooting; b) approve final edited corporate version; c) receive additional VHS, DVD, or CD copies of all materials at guaranteed rates. *CLIENT is free to use any vendor if TVA cannot match their written quote.*

b) CLIENT grants to TVA all rights to edit, distribute, exhibit, syndicate and market worldwide (via cable, network TV, satellite, cruise lines, airlines, video, internet, CD, DVD, etc.) in perpetuity all programming created for broadcast purposes under this Agreement. TVA and its partners retain complete ownership and editorial content of its TV, Radio, and Internet shows, and websites.

Clearvision, Inc. Public Relations
[illegible]

5. BILLING

This Agreement is to be carried out on a fixed fee basis. Of the total production, media and promotion elements contained in this package, TVA and CVI shall be responsible for all costs associated with this Agreement and the actions required or contemplated on the part of TVA and CVI hereby, provided however, that Sponsor agrees to pay TVA and CVI three progress payments totaling $325,000.00. 1) Upon execution of this agreement CLIENT shall deposit $110,000.00 worth of PWTC free trading shares in the name of Jeffery Goddard, a natural person, SS# 571-58-4109, at 3950 Vantage Ave., Studio City, CA 91604. 2) The second payment of $110,000.00 or the equivalent in free trading PWTC shares shall be due at the start of phase 2 (see Schedule A). 3) The third payment of $105,000.00.00 or the equivalent in free trading PWTC shares shall be due at the start of Phase 3 (see Schedule A) of the production.

6. PRODUCTION SCHEDULE

A complete Production Schedule ("Schedule A") is attached hereto. TVA's and CVI's ability to provide this production / media / promotion package for the price offered requires a firm commitment from CLIENT to adhere to the Production Schedule.

7. RESPONSIBILITIES OF CLIENT

CLIENT agrees to provide: *prior to Shooting*: visual subjects called for in the approved script such as slides, photographs, testimonial letters, existing stock footage, company artwork, logos, etc.; shooting locations, interviewees, Company representative with approval authority to accompany camera crew during Shooting; timely approvals of all elements of production; prompt payments; overnight express and shipping charges. CLIENT agrees to cooperate fully with TVA and CVI to enable the production to be completed within the mutually approved timeframe (Schedule A). Any unreasonable delay *(more than three weeks past Schedule A)* caused by CLIENT will modify the responsibility of TVA and CVI as to completion date, guarantees and fees. Any payment not made within a timely manner shall accrue interest at the rate of one and one-half percent (1.5%) per month. CLIENT also agrees not to engage in business directly with TVA and CVI employees, vendors, and/or independent contractors during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, unless there was a provable, pre-existing relationship with CLIENT.

8. INDEMNIFICATION

(a) CLIENT agrees to indemnify and hold TVA and CVI harmless for all materials, products and personnel provided by CLIENT as well as truthfulness, accuracy and legality of claims made by CLIENT in script and on camera.

(b) CLIENT further agrees indemnifies and hold TVA and CVI and its directors, employees, affiliates and agents (each an "Indemnified Person") harmless from and against any losses, claims, judgments, assessments and other liabilities (collectively "Liabilities") and will reimburse each Indemnified Person for all fees and expenses (including legal representation)(collectively "Expenses") as they are incurred in investigating. Preparing, or defending any claim, action, proceeding or investigation (collectively, "Actions"), arising out of, related to or in connection with any advice, actions or services rendered by any indemnification Person pursuant to the Agreement, provided that The CLIENT will not be responsible for any Liabilities or Expenses that are determined by a court of competent jurisdiction to have resulted solely from the Indemnified Person's gross negligence or willful misconduct. However, the CLIENT's obligation

Clearvision, Inc. Public Relations

to each Indemnified Person shall remain in full force and effect regardless of any modification, finalization, expiration or termination of this agreement.

9. CANCELLATION / RESCHEDULING FEES

This Agreement commences and becomes binding upon faxed acceptance by both parties and continues throughout the Term. CLIENT agrees to pay a $3,500 rescheduling fee should CLIENT fail to meet the approved Shoot Date without written notice one week in advance. The parties hereto agree that damages arising from a breach of this Agreement would be difficult or impossible to quantify. Therefore, should CLIENT cancel or cause this campaign to be unreasonably delayed for any reason (other than gross negligence, non-performance or breach on the part of TVA and CVI) beyond the timeframe budgeted for in Schedule A. CLIENT agrees to pay TVA and CVI 25% of contract total *(in addition to payments already made)* as liquidated damages.

10. SCHEDULES

The additional terms and conditions in "Schedule A" and "Schedule B" attached hereto are hereby incorporated herein by this reference.

AGREED AND ACCEPTED BY CLIENT:

Bernard J Walters

PRINT: Bernard J Walter

TITLE: PRESIDENT

DATE: February 1, 2005

AGREED AND ACCEPTED BY TVA AND CVI:

Jeffrey J. Goddard

PRINT: Jeffery J. Goddard

TITLE: CEO

DATE: 2-9-05

SCHEDULE A*

PHASE I - PRE-PRODUCTION

Weeks 1-4 – Receive signoff / **first payment;** Review existing materials, Research competitive environment, Conduct Creative Strategy Sessions, Develop Strategic Image Objectives, Develop Scripts and Text for TV, Newspapers and Radio. Develop interview questions for TV and Radio talk shows. Secure Production team, Shoot Dates, Reporters, Locations and provide all Pre-Production prep.

PHASE II - PRODUCTION

Weeks 5-8 – Upon approval of Phase I, **receive second payment.** Commence Shooting on locations and in Studio. Complete Post Production *(editing, graphics, narration, music, audio mixing, duplication of Broadcast masters, etc.)* Create Media Advisory for Video News Release; Secure Airline placement of In-flight video. Present finished Newspaper and Radio Features for Client's approval.

PHASE III - DISTRIBUTION

Weeks 9-10 - Upon approval of Phase II, **receive third payment.** Distribute TV programs via satellite and Beta Broadcast Masters to Broadcast, Cable and Satellite Networks. Distribute Inflight Broadcast Master. Distribute Newspaper and Radio Features. Commence TV and Radio Talk Show interviews; commence monthly eBroadcasts to 650,000 opt-in subscribers; Release DVD, CD or VHS replications of Corporate Video and/or TV News Spotlight to CLIENT. Release Trade Show Loop Presentation and Internet Streaming movie to CLIENT.

PHASE IV - MONITORING

Weeks 11-34** Provide VNR feed report; Continue interviews on TV and Radio talk shows. Compile and present 3 ring binder with usage map, actual clippings from Newspapers, detailed TV and Radio broadcast affidavits, bar charts, pie charts and circulation data—verifying the guaranteed number of placements and audience impressions. Provide monthly updates showing new placements. Continue tracking, monitoring, compiling reports, looking for additional utilization and distribution opportunities to maximize return on CLIENT's investment.

**Subject to expedient payments, materials and approvals by CLIENT and availability of locations and on-camera talent / interviewees.*

***Or longer if placements continue to occur.*

BJW

SCHEDULE B - ADDITIONAL TERMS AND CONDITIONS

1. **Controlling Law.** This Agreement shall be deemed to have been executed and delivered in Los Angeles County, California. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of California, including the Uniform Commercial Code as enacted in that jurisdiction, without giving effect to the principals of conflicts of law thereof.
2. **Successors and Assigns.** This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
3. **Non-Waiver.** The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of alike kind or nature.
4. **Severability.** In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, such other terms, conditions and provisions shall remain binding and effective.
5. **Entire Agreement/Amendment.** This represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, between the parties. This Agreement may be amended or modified only by a written instrument signed by both parties. TVA and CVI make no guarantees as to effect these services will have on CLIENT's share price or revenues.
6. **Disputes.** Any and all differences, disputes or controversies arising out of or in connection with this Agreement shall be submitted to arbitration who is mutually selected by all parties; in Los Angeles, California under the then prevailing rules of the American Arbitration Association. The parties hereby agree to abide by and perform any award rendered in such arbitration, including reasonable attorney fees (if awarded at the arbitrator's discretion). Judgment upon any such award rendered may be entered in any court having jurisdiction thereof.
7. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.
8. **No Further Duties.** Except as expressly provided herein, the parties shall have no further duties of obligations whatsoever to each other during or following the term of this Agreement.
9. **No Partnership or Agency.** Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or employer-employee relationship between the parties hereto.
10. **Authority.** The individuals signing this agreement warrant and represent that they each have the actual authority to enter into this Agreement and to perform the obligations hereunder on behalf of the parties to this license.
11. **Headlines.** Paragraph headings used in the agreement are for the convenience of reference only and in no way define, extend, limit or decide the scope of the agreement or the intent of any provision thereof.
12. **Construction.** This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof, and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
13. **Remedies Cumulative; Limitation.** All remedies set forth in this Agreement are cumulative and are in addition to any remedies now or later allowed by law. In no event, however, shall the CLIENT be entitled to aggregate damages in excess of the contracted price for any or more breaches by TVA and CVI of the terms of this Agreement, nor shall CLIENT be entitled to consequential or incidental damages due to any breach or default of TVA and CVI in connection with this agreement.
14. **Independence.** It is expressly understood and agreed that TVA and CVI are completely separate entities and are not partners, joint ventures, nor agents for each other in any sense whatsoever and neither party has the power or right to obligate or bind the other except for the marketing of the MediaBlitz package contained herein. It is also expressly understood that TVA nor CVI has not represented itself as a brokerage firm, venture capital firm, or by other definition, a capital raising entity in this transaction.
15. **Time of Essence.** Time is of the essence of each provision of this Agreement.